RENASANT BANK
DEFERRED INCOME PLAN
(for Employees and Non-Employee Directors)
Effective January 1, 2019

INDEX
Section 1	Status	1
Section 2	Definitions	1-3
Section 3	Eligibility	3
Section 4	Participation	3-4
Section 5	Employer Contributions	4
Section 6	Vesting	4
Section 7	Accounts	4-5
Section 8	In-Service Deferrals and Payments	5
Section 9	Separation Payments	5-6
Section 10	Death and Disability Payments	6-7
Section 11	Administration	7-8
Section 12	Participants’ Rights	8
Section 13	Provisions Applicable to all Payments and Accounts	8-9
Section 14	General Provisions	9

THIS DEFERRED INCOME PLAN is adopted by Renasant Bank, a financial institution with its principal place of business in Tupelo, Mississippi (the “Bank”), and is intended to amend and restate in its entirety the “Executives’ Deferred Income Plan,” as the same as been amended from time to time, and the “Directors’ Deferred Fee Plan,” as the same as been amended from time to time (now collectively this “Plan”); the Plan shall be effective as of January 1, 2019.

SECTION 1 – STATUS

This Plan is intended to be an unfunded deferred compensation arrangement for the benefit of officers and key employees of the Bank and its Affiliates (as defined below), including Renasant Corporation (the “Company”), within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is not intended to constitute an employee benefit plan under ERISA and is not intended to be subject to the provisions of Parts 2, 3, and 4 of Title I thereof.

This Plan is not intended to constitute a qualified employee benefit plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended, but instead shall be subject to the provisions of Section 409A thereof and shall be interpreted and construed in accordance with such section.

SECTION 2 – DEFINITIONS

2.1    Account refers to one or more of the following maintained for a Participant hereunder:

a.
Retirement Account means one or more Accounts credited with Retirement Deferrals or Employer Contributions made on or after January 1, 2017, which shall be payable on or after a Participant Separates From Service.

b.
In-Service Account means one or more Accounts credited with In-Service Deferrals made on or after January 1, 2017, the balance of which is scheduled to be paid before a Participant Separates From Service.

c.
Legacy Account means one or more Accounts to which Deferrals and other contributions made before January 1, 2017, have been credited, and which are governed by the terms of the Legacy Appendix to this Plan.

2.2    Affiliate means the Company and corporation or other entity which is a member of an affiliated service group or a controlled group of corporations (as defined in Code Sections 414(b) and (c)) that includes the Bank and the Company.

2.3    Bank Board means the Board of Directors of the Bank.

2.4    Beneficiary means the person, persons, entity or entities designated by a Participant in accordance with the terms of this Plan who shall receive any death benefit payable hereunder.

2.5    Code means the Internal Revenue Code of 1986, as amended, including any regulation or other guidance promulgated thereunder.

2.6    Committee means the Compensation Committee of the Board of Directors of the Company.

2.7    Compensation means an Employee’s base compensation and any cash bonus payable under the Performance Based Rewards Plan or any successor thereto. Unless otherwise limited by the Committee, both types of Compensation shall be eligible for voluntary deferral hereunder. Compensation also includes retainer, meeting fees and similar amounts paid to Non-Employee Directors, unless otherwise limited by the Committee.

2.8    Declining Balance Payment means an installment payment, the amount of which is calculated by multiplying the value of a Participant’s Account balance by a fraction (a) the numerator of which is one, and (b) the denominator of which is the number of installments remaining to be paid.

2.9    Deferral means the amount of Compensation voluntarily deferred by a Participant hereunder; In-Service Deferral means a Deferral credited to an In-Service Account; Retirement Deferral means a Deferral credited to a Retirement Account.

2.10    Disabled or Disability means that a Participant is receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (a) income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (b) Social Security disability benefits.

2.11    Employee means a common law employee of the Bank or an Affiliate.

2.12    Employer Contribution means an amount, determined in the discretion of the Committee or the Bank Board, which is credited to a Participant’s Retirement Account, if any, in accordance with Section 5 hereof.

2.13    Non-Employee Director means a member of the Board of Directors of the Company or the Bank Board who is not an Employee.

2.14    Participant means an Eligible Employee or Eligible Director for whom an Account is maintained hereunder.

2.15    Participation Election means one or more written elections by an Eligible Employee, Eligible Director or Participant made in accordance with Section 4 hereof. Initial Participation Election means the Participation Election made by an Eligible Employee or Eligible Director that is effective when he or she first becomes eligible to participate in this Plan.

2.16    Plan Year means the calendar year.

2.17    Payment Date means May 15th or November 15th, or the first business day thereafter.

2.18    Separates From Service, Separation From Service, Separation Date or words of similar import mean the later of the date on which (a) an Employee’s employment with the Bank and all of its Affiliates ceases or a Non-Employee Director ceases to serve, or (b) the Bank and an Employee reasonably anticipate that the Employee will perform no further services for the Bank and its Affiliates, whether as a common law employee or an independent contractor. Notwithstanding the foregoing, a Participant may be deemed to incur a Separation From Service hereunder if he or she continues to provide services to the Bank or an Affiliate, provided such services are not more than 20% of the average level of services performed, whether as an employee or independent contractor, during the immediately preceding 36-month period.

SECTION 3 – ELIGIBILTY

3.1    Employees. Employees shall be eligible to participate in the Plan when designated by the Committee (each, an “Eligible Employee”), whether individually or by groups, titles or categories. If a Participant ceases to be an Eligible Employee for any reason: (a) his or her Participation Election shall remain in effect for the remainder of the year to which it relates, but thereafter no further Deferrals shall be made; (b) his or her Accounts shall continue to be maintained in accordance with Section 7 hereof; and (c) such Accounts shall be distributed as otherwise provided herein.

3.2    Non-Employee Directors. Non-Employee Directors shall be eligible to participate in the Plan upon their election or appointment to the Company’s Board of Directors; Non-Employee Directors who are members of the Bank Board shall be eligible to participate only if individually designated by the Committee (each, an “Eligible Director”).

SECTION 4 – PARTICIPATION

4.1    Initial Participation. An Eligible Employee or Eligible Director shall complete and timely deliver to the Committee an Initial Participation Election, which shall designate:

a.	The amount and type of Compensation to be deferred;

b.	Whether such Deferral is a Retirement Deferral or an In-Service Deferral;

c.	The form in which his or her Retirement Account is to be paid; and

d.	The form in which his or her Retirement Account is to be paid to his or her Beneficiaries after his or her death.

A newly-eligible Eligible Employee shall first be admitted to the Plan as of the first day of the Plan Year after his or her Initial Participation Election is timely delivered to and accepted by the Committee. A newly-hired Eligible Employee shall first be admitted to the Plan no later than 30 days following the date on which his or her service first begins, provided his or her Initial Participation Election has then been delivered to and accepted by the Committee. Any Participation Election shall be effective with respect to Compensation earned after the date on which such election is delivered and accepted.

A newly-eligible Eligible Director shall first be admitted to the Plan no later than 30 days after the date on which he or she is appointed or elected to serve, provided his or her Initial Participation Election has then been delivered to and accepted by the Committee.

4.2    Annual Participation Elections. Annually following the Plan Year covered by a Participant’s Initial Participation Election, he or she shall elect: (a) the amount of Compensation to be deferred; and (b) whether such Deferral is a Retirement Deferral or an In-Service Deferral. Any such election shall be made in the form of a Participation Election and shall be given effect only if it is delivered to and accepted by the Committee before the first day of the Plan Year in which the services giving rise to such Compensation are rendered.
4.3    No Changes to Deferrals. Each Participation Election shall be irrevocable upon its delivery to and acceptance by the Committee and shall be and remain in effect for the Plan Year to which it relates.

4.4    Reemployment. If a Participant who is an Employee Separates From Service and: (a) is rehired during the same Plan Year, his or her Deferrals in respect of such year shall resume, provided he or she is an Eligible Employee upon rehire; or (b) is rehired after the end of the Plan Year in which his or her separation occurs, he or she shall be treated as a newly-hired Employee hereunder.

SECTION 5 – EMPLOYER CONTRIBUTIONS

The Bank Board (or the Committee acting in lieu of the Bank Board), in its sole discretion, may elect to make an Employer Contribution to a Retirement Account established hereunder. Any such contribution need not be uniform with respect to all Participants, but may be made with respect to any single Participant or group of Participants, in such amounts and at such times as may be designated by the Bank Board or the Committee, as the case may be.

SECTION 6 – VESTING

Unless otherwise designated with respect to an Employer Contribution, any amount credited to an Account maintained hereunder shall be fully vested and non-forfeitable.

SECTION 7 – ACCOUNTS

7.1    Investment. Upon the establishment of an Account (whether a new Account or an Account established to effect the modification of an existing payment election as provided in paragraph 9.5 hereof):

a.	Such Account shall first be invested in the Moody’s Rate.

b.
Thereafter, and unless otherwise limited by the Committee, each Participant shall be entitled to reinvest his or her Account by providing investment instructions to the Committee or its designee, which shall direct investment from among a group of mutual or similar pooled funds designated by the Committee or the Moody’s Rate. The Committee may establish rules and procedures applicable to investment instructions provided hereunder, including but not limited to restrictions on the number of times such direction may be provided in any year, whether instructions may be given electronically, and whether any participant or group of participants shall be precluded from providing investment instructions.

“Moody’s Rate” means the Moody’s Composite Yield on Seasoned Corporate Bonds (or similar index or rate designated by the Committee), which rate shall be determined annually during the month of October and applied during the succeeding Plan Year. Such rate shall be compounded monthly.

7.2    Accounting. At least as frequently as the last day of each Plan Year, each Account shall be adjusted and valued as follows:

a.	There shall be credited to each Retirement Account or In-Service Account the amount of any Retirement or In-Service Deferrals made since the prior valuation date.

b.	Employer Contributions made since the prior valuation date, if any, shall be credited to each affected Participant’s Retirement Account.

c.	Income, gain, or loss shall be credited (or charged) to the Accounts for the period since the prior valuation date.

d.	Each Account shall be reduced by any payment or other form of distribution attributable thereto made since the prior valuation date.

7.3    Valuation Notice. At least as frequently as the last day of each Plan Year, the Committee shall furnish each Participant with a valuation notice, which shall include the amounts credited to the Participant’s Accounts and the income, gains, or losses allocated to such Accounts during the Plan Year.

SECTION 8 – IN-SERVICE DEFERALS AND PAYMENTS

8.1    In-Service Deferrals. A Participant may elect to make In-Service Deferrals, subject to the following:

a.	Any election shall be made annually in the form of a Participation Election at the time determined under Section 4 hereof.

b.
Any election shall designate the year in which such In-Service Deferrals are to be distributed (the “Payment Year”), which shall not be less than two whole calendar years following the Plan Year giving rise to the Compensation deferred thereunder.

c.	Any election shall be irrevocable upon its delivery to and acceptance by the Committee.

In-Service Deferrals shall be credited to an In-Service Account. A separate In-Service Account shall be established for each Plan Year with respect to which In-Service Deferrals are made. Once established, an In-Service Account shall not be aggregated with any other Account, except as may be expressly provided in this Plan.

8.2    Payments From In-Service Account. Distribution from an In-Service Account shall be made in the form of a lump-sum as of May 15th of the calendar year following the end of the Payment Year designated with respect to such Account. If a Participant Separates From Service before such Account is distributed (for any reason, including death or Disability), such Account shall be aggregated with the Participant’s Retirement Account (if multiple Retirement Accounts are maintained, to the Retirement Account having the earliest time of payment) and distributed as provided in Section 9 or 10 hereof.

SECTION 9 - SEPARATION PAYMENTS

9.1    Maintenance of Retirement Account. A Participant’s Retirement Deferrals and Employer Contributions shall be aggregated and credited to a single Retirement Account maintained for his or her benefit, regardless of the Plan Year in which any Deferral or contribution is made.

9.2    Method of Payment:

a.
A Participant shall designate the method by which his or her Retirement Account is distributed, whether in the form of: (i) a lump-sum; or (ii) not more than 15 annual installment payments. The designation shall be made in the form of an Initial Participation Election (within the meaning of paragraph 4.1 hereof) and, unless such election modified as provided in paragraph 9.5 hereof, it shall remain in force and effect until such Participant Separates From Service.

b.	If a Participant fails to timely designate a method of payment hereunder, his or her Retirement Account shall be paid in a lump-sum (the “Default Payment”).

9.3    Time of Payment. As to any Participant who is an Employee, such Participant’s Retirement Account shall be paid, or payments shall begin, as of the Payment Date that is not less than six whole calendar months following his or her Separation From Service (regardless of the reason therefor). If a Participant has elected payment in the form of installments, each annual payment shall thereafter be made on the anniversary of his or her initial Payment Date.

As to any Participant who is a Non-Employee Director, such Participant’s Retirement Account shall be paid, or payments shall begin, as of the Payment Date that coincides with or immediately follows his or her Separation From Service. If a Participant has elected payment in the form of installments, each succeeding annual payment shall be made on the anniversary of such Payment Date.

9.4    Amount of Benefit. The amount of any lump-sum payable hereunder shall equal the amount credited to a Participant’s Retirement Account, including any In-Service Account required to be aggregated under paragraph 8.2 hereof. If a Participant has elected payment in the form of installments, the amount of each payment shall be determined as a Declining Balance Payment, except that if the Participant is an Employee, his or her initial installment shall include an additional prorated payment for the number of whole months between his or her Separation Date and the first Payment Date.

9.5    Modification of Payment Method. Subject to the prior approval of the Committee, a Participant may modify the method of payment applicable to his or her Retirement Account, including a Default Payment, as follows:

a.
An additional Retirement Account may be established, which Account shall be credited with Retirement Deferrals made in respect of Plan Years commencing on or after the date on which such Account is established. Any such additional Account shall be subject to the method of payment designated by the Participant, which designation shall be made and delivered to the Committee before the first day of the Plan Year with respect to which such Account is established. Once established, such Account shall not be co-mingled or aggregated with any other Account, except as may be provided under paragraph 8.2 hereof.

b.
The method of payment applicable to an existing Retirement Account may be modified in accordance with Section 409A, which modification: (i) shall be made in writing in a form acceptable to the Committee; (ii) shall be delivered to and accepted by the Committee not less than 12 months prior to such Participant’s Separation From Service; and (iii) shall provide that each scheduled payment be made or commence not less than five years after the date on which such payment is otherwise scheduled to be paid. For this purpose, each installment payment shall be treated as a separate payment.

SECTION 10 – DEATH AND DISABLITY PAYMENTS

10.1    Beneficiary Designation. A Participant shall be entitled to designate one or more Beneficiaries on forms provided by the Committee. Any such designation may be modified by delivery of a new designation to the Committee. Any designation or modification shall be effective upon its receipt and acceptance. If a Participant fails to designate a Beneficiary, or if no Beneficiary survives a Participant, any death benefit payable hereunder shall be paid:

a.	First, to the Participant’s spouse, if he or she survives the Participant.

b.
Second, to the Participant’s children, in equal shares, provided the Participant is not survived by a spouse; if a child predeceases the Participant, such Account shall be paid in equal shares to the surviving children.

c.	Third, to the Participant’s estate, if the Participant is not survived by a spouse or children.

10.2    Death Before Payments Commence. If a Participant dies before payments from his or her Retirement Account have commenced, all of his or her Accounts shall be aggregated and paid:

a.
In accordance with the terms of his or her Initial Payment Election, which election: (i) shall be made at the time and in the form prescribed in paragraph 4.1 hereof; (ii) shall be subject to modification as provided in paragraph 9.5b hereof; and (iii) may provide for not more than 15 annual installment payments, each a Declining Balance Payment; or

b.	If a Participant shall not have timely made and delivered such an election, in the form of five substantially equal annual installment payments, each a Declining Balance Payment.

10.3    Death After Payments Commence. If a Participant dies after payments have commenced, any remaining installment payments shall be made to his or her Beneficiary at the time such payments would otherwise have been paid to the deceased Participant.

10.4    Time of Payment. Payment under paragraph 10.2 or 10.3 hereof shall ordinarily be made or commence no later than the Payment Date that coincides with or immediately follows the Participant’s date of death; provided that:

a.
In the event of a lump-sum payment, payment shall be deemed timely if made no later than the last day of the calendar year following the year in which such Participant’s date of death occurs (or at another time prior to such date, as determined by the Committee); and

b.
In the event of installment payments, the first and second such installments shall be deemed timely if paid no later than the last day of the calendar year following the year in which the Participant’s date of death occurs (or at a time prior to such date, as determined by the Committee) and any remaining payments shall be made as scheduled.

10.5    Disability. Notwithstanding any provision of the Plan to the contrary, if a Participant becomes Disabled before he or she Separates From Service, his or her Accounts shall be aggregated and paid in a lump-sum as of the Payment Date that coincides with or immediately follows the Committee’s determination of such Disability.

SECTION 11 – ADMINISTRATION

11.1    Powers. This Plan and all matters related thereto shall be administered in the discretion of the Committee. The Committee shall have all power and authority necessary to interpret the provisions of this Plan and to determine all questions arising under the Plan, including, without limitation, all questions concerning administration, eligibility, the determination and payment of benefits, and the interpretation of any procedure, form or other document related to this Plan.

Any determination by the Committee need not be uniform as to any Participant or Beneficiary hereunder, whether or not similarly situated. Any such determination shall be conclusive and binding on all persons.

11.2    Delegation of Administrative Authority. The Committee may delegate to one or more officers or employees of the Bank such power and authority as may be reasonably necessary to perform ministerial functions under the Plan and to provide for the administration of Accounts established hereunder. Without the necessity of further action, the Committee shall be deemed to have delegated to the appropriate officers and employees of the Bank the power and authority to administer enrollments, investments and statements and distributions, and Deferrals and to designate, remove or replace notional investments hereunder.

11.3    Claims. Amounts shall ordinarily be paid hereunder without the necessity of a formal claim.

A Participant or Beneficiary (a “Claimant”) may request the payment of an Account hereunder, or may contest any amount paid or proposed to be paid hereunder, by providing written notice to the Committee identifying the basis for the claim and any amount in controversy. If such a claim is wholly or partially denied, the Committee shall furnish the Claimant with written notice of the denial within 90 days after its receipt of the claim. If notice of the denial is not furnished to the Claimant within 90 days, the claim shall be deemed denied.

Upon the denial of a claim, the Claimant may file for review, which filing shall be made in writing no later than 60 days after the Claimant receives notification of the Committee’s denial or, if no written denial is provided, no later than 60 days after the deemed denial. Such writing shall describe the nature of the controversy, including any amount in dispute. The Committee shall then furnish notice of its determination to the Claimant within 60 days after receipt of the Claimant’s written request for review, which notice shall be made in writing and shall include specific references to the provisions of the Plan or its procedures upon which the decision is based. If the Committee shall fail to provide notice within the time contemplated herein, such claim shall be deemed denied.

If the Committee finally denies all or a part of the claim, or the claim is deemed finally denied, the Claimant may bring suit, provided that suit shall be filed within 180 days after the date of the final denial. Thereafter, the decision of the Committee shall be deemed final, conclusive and without appeal.

11.4    Electronic Delivery. By making Deferrals hereunder, each Participant shall be deemed to have consented to the delivery of any notice, statement or other communication about this Plan or any Account hereunder by electronic means, either to an electronic address furnished by the Bank in connection with the employment of such Participant or to an electronic address furnished by such Participant.

SECTION 12 – PARTICIPANTS’ RIGHTS

12.1    Spendthrift Provision. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber any Account or amount payable hereunder. No Account or other amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony, or separate maintenance owed by a Participant or any other person. No Account or amount payable under this Plan shall be transferable by operation of law, including in the event of a Participant’s or other person’s bankruptcy or insolvency.

12.2    No Right of Continued Employment. No Participant who is an Employee shall have any right to continue in the employ of the Bank or an Affiliate for any period of time or any right to continue his or her present or any other rate of Compensation solely on account of participation in this Plan.

12.3    Status of Accounts. Each Account shall be a bookkeeping entry only. The establishment and maintenance of any Account shall not be deemed to create a trust or other form of fiduciary relationship between the Bank or an Affiliate and any Participant or Beneficiary or otherwise create for the benefit of any Participant or Beneficiary an ownership interest or expectancy in any asset of the Bank or an Affiliate. As to his or her Accounts or the payment of any amount hereunder, each Participant and Beneficiary shall be deemed a general, unsecured creditor of the Employer.

12.4    Status of Investments. Investment instructions provided hereunder shall be notional only and used only to measure the balance credited to a Participant’s Accounts from time to time. Nothing contained herein shall be deemed to require the Bank or the Company to acquire any particular asset or make any particular investment.

SECTION 13 – PROVISIONS APPLICABLE TO ALL PAYMENTS AND ACCOUNTS

13.1    Small Benefits. If the value of a Participant’s Accounts as of his or her Separation Date or at any time thereafter, together with the value of such Participant’s accounts maintained under any other non-qualified account balance plan maintained by the Bank or an Affiliate, does not exceed the limit then imposed under Code Section 402(g), then such Accounts shall be paid in a lump-sum and no further amount shall be due or payable hereunder. Payment shall be made within the 90-day period following the Participant’s Separation Date or as of the last day of the Plan Year in which such value is determined.

13.2    Taxes. The Bank or an Affiliate shall withhold from any payment hereunder any amount required to be withheld under applicable Federal or state law.

13.3    Facility of Payment. If a person entitled to payment hereunder is a minor, under legal disability or is incapacitated and unable to manage his or her financial affairs, the Committee may cause such payment to be made to such person’s guardian or legal representative or to such other person reasonably determined by the Committee to be serving in a similar capacity. Any payment made in good faith hereunder shall be a full and complete discharge of any liability for such payment under the Plan.

SECTION 14 – GENERAL PROVISIONS

14.1    Amendment and Modification. The Bank Board may amend this Plan, in its discretion. The Committee shall further possess the authority to amend the Plan, any Participation Election executed in connection with the Plan or any ancillary form or document related to the Plan, whether to facilitate its administration, to ensure that the Plan is deemed an unfunded plan of deferred compensation within the meaning of the Code or ERISA, or otherwise. An appropriate officer of the Bank to whom authority has been delegated may further amend this Plan, but only for the purposes of ensuring compliance with applicable laws or facilitating the administration of the Plan.

Any amendment that reduces the amount then credited to a Participant’s Accounts shall be effective only with the written consent of each such Participant; otherwise, such consent shall not be required as a condition of amendment or modification hereunder.

14.2    Termination. The Bank Board or the Committee may terminate this Plan, in its discretion, subject to the limitations set forth in Code Section 409A. Termination shall not require the consent of any Participant.

14.3    Governing Law. This Plan is governed by the internal laws of the State of Mississippi in all respects, including matters of construction, validity and performance thereof.

14.4    Construction. This Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Bank Board or the Committee, be deemed null and void.

THIS DEFERRED INCOME PLAN was executed by an authorized officer of Renasant Bank as of the date set forth below, to be effective as of the date set forth above.

RENASANT BANK

By: /s/ Hollis Ray Smith                                            Its: Executive Vice President                                        Date: November 26, 2018

PD.20690450.4

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